Exhibit 99.1

Travelzoo Inc. 590 Madison Avenue 37th Floor New York, NY 10022 Media Contact: Glen Ceremony Chief Financial Officer Travelzoo Inc. +1 (212) 484-4998 pr@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports First Quarter 2014 Results

NEW YORK, April 17, 2014 - Travelzoo Inc. (NASDAQ: TZOO):

First Quarter 2014 Financial Highlights:

•	Revenue of $40.2 million, down 5% year-over-year

•	Operating profit of $7.0 million, down 13% year-over-year

•	Net income of $4.6 million

•	Earnings per share of $0.31, compared to $0.36 in the prior-year period

Travelzoo Inc., a global Internet media company, today announced financial results for the first quarter ended March 31, 2014, with revenue of $40.2 million, a decrease of 5% year-over-year. Operating profit was $7.0 million, down 13% year-over-year. Net income was $4.6 million, with diluted earnings per share of $0.31, down from $0.36 in the prior-year period.

"Our European business delivered strong results. North America reported weak revenue. North America was impacted by a reduction in Search marketing spend and slow Local voucher sales,” said Chris Loughlin, chief executive officer. “A positive highlight is the record number of mobile downloads we saw in the quarter. We believe in our strategy of quickly adapting to mobile usage."

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North America
North America business segment revenue decreased 12% year-over-year to $26.4 million. Operating profit for the first quarter was $4.6 million, or 17% of revenue, down from $5.5 million, or 18% of revenue, in the prior-year period.

Europe
Europe business segment revenue increased 13% year-over-year to $13.8 million. In local currency terms, revenue increased 6% year-over-year. Operating profit for the first quarter was $2.4 million, or 17% of revenue, down from $2.6 million, or 21% of revenue in the prior-year period.

Subscribers
Travelzoo had a total unduplicated number of subscribers in North America and Europe of 23.6 million as of March 31, 2014, up 1% from December 31, 2013. In North America, total unduplicated number of subscribers was 16.7 million as of March 31, 2014, up 1% from December 31, 2013. In Europe, total unduplicated number of subscribers was 6.9 million as of March 31, 2014, up 2% from December 31, 2013.

Update on Hotel Booking Platform
Travelzoo launched the first phase of its hotel booking platform at the end of March. A select group of U.S. subscribers can now book hotels any night of the year through Travelzoo. "We are working with many new hotels that previously were unable to accept the Local voucher format," said Chris Loughlin, chief executive officer. "The new platform also makes it easier for our subscribers to book a hotel deal on their mobile phones." The hotel booking platform is expected to begin contributing to revenues in the second quarter, an average of 60 to 70 days after bookings occur. Travelzoo recognizes revenue upon the hotel stay and not at the time of booking.

Income Taxes
Income tax expense was $2.5 million, compared to $2.5 million in the prior-year period. The effective income tax rate was 35%, up from 31% in the prior-year period.

Asset Management
During the first quarter of 2014, Travelzoo generated $1.8 million of cash from operating activities. Accounts receivable increased by $52,000 over the prior-year period to $15.4 million. Accounts payable increased by $2.1 million over the prior-year period to $29.0 million. Capital expenditures were $1.0 million, up from $900,000 in the prior-year period. As of March 31, 2014, cash and cash equivalents were $61.0 million.

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Conference Call
Travelzoo will host a conference call to discuss first quarter results at 11:00 a.m. ET today. Please visit http://www.travelzoo.com/earnings to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

About Travelzoo
Travelzoo Inc. is a global Internet media company. With more than 27 million subscribers in North America, Europe, and Asia Pacific and 25 offices worldwide, Travelzoo® publishes deals from more than 2,000 travel and entertainment companies. Travelzoo’s deal experts review offers to find the best deals and confirm their true value. In Asia Pacific, Travelzoo is independently owned and operated by Travelzoo (Asia) Ltd. and Travelzoo Japan K.K. under a license agreement with Travelzoo Inc.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo. All other names are trademarks and/or registered trademarks of their respective owners.

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Travelzoo Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended
	March 31,
	2014	2013
Revenues	$40,195	$42,177
Cost of revenues	4,777	3,985
Gross profit	35,418	38,192
Operating expenses:
Sales and marketing	17,843	19,659
General and administrative	10,578	10,497
Total operating expenses	28,421	30,156
Income from operations	6,997	8,036
Other income	122	31
Income before income taxes	7,119	8,067
Income taxes	2,481	2,472
Net income	$4,638	$5,595
Net income per share:
Basic	$0.31	$0.36
Diluted	$0.31	$0.36
Weighted average shares:
Basic	14,880	15,362
Diluted	14,970	15,371

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Travelzoo Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$61,035	$66,223
Accounts receivable, net	15,355	13,986
Income taxes receivable	1,388	2,656
Deposits	251	396
Prepaid expenses and other current assets	2,538	3,202
Deferred tax assets	1,067	1,143
Restricted cash	—	200
Funds held for reverse/forward stock split	212	13,668
Total current assets	81,846	101,474
Deposits, less current portion	1,231	1,168
Deferred tax assets, less current portion	2,032	2,032
Restricted cash	1,480	1,479
Property and equipment, net	10,305	8,245
Intangible assets, net	349	404
Total assets	$97,243	$114,802
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$28,999	$31,766
Accrued expenses	9,820	10,543
Deferred revenue	1,688	1,578
Deferred rent	271	281
Income tax payable	726	—
Reserve for unexchanged promotional shares	11,500	12,726
Payable to shareholders for reverse/forward stock split	212	13,668
Total current liabilities	53,216	70,562
Long-term tax liabilities	10,546	10,436
Deferred rent, less current portion	3,111	2,469
Total liabilities	66,873	83,467
Common stock	163	163
Treasury stock	(21,231)	(15,662)
Additional paid-in capital	10,642	10,247
Accumulated other comprehensive loss	(613)	(530)
Retained earnings	41,409	37,117
Total stockholders’ equity	30,370	31,335
Total liabilities and stockholders’ equity	$97,243	$114,802

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Travelzoo Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended
	March 31,
	2014	2013
Cash flows from operating activities:
Net income	$4,638	$5,595
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	701	716
Deferred income taxes	76	193
Stock-based compensation	395	307
Provision for losses on accounts receivable	(52)	95
Net foreign currency effects	(9)	94
Changes in operating assets and liabilities:
Accounts receivable	(1,288)	(2,036)
Deposits	133	(155)
Income tax receivable	1,266	1,564
Prepaid expenses and other current assets	447	350
Accounts payable	(2,984)	(549)
Accrued expenses	(1,294)	850
Deferred revenue	110	(517)
Deferred rent	5	(110)
Income tax payable	722	—
Reserve for unexchanged promotional shares	(1,226)	—
Other non-current liabilities	111	103
Net cash provided by operating activities	1,751	6,500
Cash flows from investing activities:
Release of restricted cash	200	—
Purchases of property and equipment	(1,019)	(900)
Net cash used in investing activities	(819)	(900)
Cash flows from financing activities:
Repurchase of common stock	(5,569)	—
Reverse/forward stock split, including transaction costs	(479)	—
Net cash used in financing activities	(6,048)	—
Effect of exchange rate on cash and cash equivalents	(72)	(1,662)
Net increase (decrease) in cash and cash equivalents	(5,188)	3,938
Cash and cash equivalents at beginning of period	66,223	61,169
Cash and cash equivalents at end of period	$61,035	$65,107
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$335	$10

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Travelzoo Inc.
Segment Information
(Unaudited)
(In thousands)

Three months ended March 31, 2014	North America	Europe	Elimination and Other	Consolidated
Revenue from unaffiliated customers	$26,353	$13,842	$—	$40,195
Intersegment revenue	221	12	(233)	—
Total net revenues	26,574	13,854	(233)	40,195
Operating income	$4,604	$2,393	$—	$6,997
Three months ended March 31, 2013	North America	Europe	Elimination and Other	Consolidated
Revenue from unaffiliated customers	$29,911	$12,266	$—	$42,177
Intersegment revenue	262	108	(370)	—
Total net revenues	30,173	12,374	(370)	42,177
Operating income	$5,484	$2,552	$—	$8,036

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